Exhibit 99



                              FOR IMMEDIATE RELEASE


CONTACT: SAMUEL L. ERWIN, CEO
CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT AND CFO
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES SECOND QUARTER 2005 EARNINGS


ORANGEBURG, South Carolina, July 19, 2005 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $1,551,000 or $.35 per diluted share for the quarter ended June 30, 2005 compared to $1,395,000 or $.31 per diluted share for the quarter ended June 30, 2004, an increase of $156,000 or 11.2%.

Net income for the six months ended June 30, 2005 was $2,911,000 or $.65 per diluted share compared to $2,780,000 or $.62 per diluted share for the same period in 2004, an increase of $131,000 or 4.7%.

Consolidated assets for Community Bankshares totaled $529.1 million at June 30, 2005 compared to $512.4 million at December 31, 2004, an increase of $16.7 million or 3.3%. For the same periods, gross loans totaled $413.8 million compared to $393.6 million, an increase of $20.2 million or 5.1%. For the same periods, deposits totaled $433.4 million compared to $423.5 million, an increase of $9.9 million or 2.3%.

CEO Samuel L. Erwin stated, "We are very pleased that our second quarter 2005 net income was more than 11% higher than the second quarter of 2004. Our banks are seeing increases in their net interest margins as overall market rates increase, loan demand continues to be good, and we are also experiencing increases in our mortgage loan business. However, these factors are offset by increases in the provision for loan losses and noninterest expenses, which include substantial compliance related expenses related to the Sarbanes-Oxley Act."

Erwin continued, "Our Company is growing in size and complexity. At the end of last year we passed the $500 million asset level. We are building a corporate infrastructure appropriate to support our banks' continued growth in their various South Carolina markets. Our focus is on improving our operations, with emphasis on risk management and internal controls. We are in the process of building a new corporate headquarters and operations center in Orangeburg, and recently approved the purchase of a new management information system. These initiatives will help tremendously in our ability to service our banks, and enable us to better run our subsidiaries and company."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, expansion of mortgage services marketing, improvement of mortgage services efficiency, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2004 annual report, which is available from the company without charge or from its website, www.communitybanksharesinc.com, for a more complete description of the company's business.


                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                             (unaudited)
                 (Amounts in thousands, except per share data)

                                                                Six months ended June 30,     Quarter ended June 30,
                                                                -------------------------     ----------------------
Income statement summary                                         2005            2004          2005           2004
------------------------                                         ----            ----          ----           ----
Net interest income ....................................        $10,128        $ 8,534        $ 5,193        $ 4,266
Provision for loan losses ..............................        $ 1,035        $   491        $   585        $   258
Non-interest income ....................................        $ 3,811        $ 3,777        $ 2,044        $ 1,931
Non-interest expense ...................................        $ 8,344        $ 7,507        $ 4,225        $ 3,775
Income tax provision ...................................        $ 1,649        $ 1,533        $   876        $   769
  Net income ...........................................        $ 2,911        $ 2,780        $ 1,551        $ 1,395
Basic earnings per common share:
  Average shares .......................................          4,399          4,341          4,404          4,349
  Earnings per share ...................................        $  0.66        $  0.64        $  0.35        $  0.32
Diluted earnings per common share:
  Average shares .......................................          4,500          4,465          4,504          4,461
  Earnings per share ...................................        $  0.65        $  0.62        $  0.35        $  0.31
Cash dividends per share ...............................        $  0.20        $  0.20        $  0.10        $  0.10

                                            June 30,     At Dec. 31,    June 30,
Balance Sheet summary                         2005          2004           2004
---------------------                         ----          ----           ----
Gross loans ..........................      $413,785      $393,649      $354,772
Total assets .........................      $529,059      $512,377      $471,449
Total deposits .......................      $433,418      $423,458      $380,767
Shareholders' equity .................      $ 52,013      $ 50,027      $ 49,723
Common shares outstanding ............         4,404         4,391         4,359
Book value per share .................      $  11.81      $  11.39      $  11.41